Exhibit 99.1

[DuPont Fabros Technology, Inc. Letterhead]

NEWS

AT FINANCIAL RELATIONS BOARD: Victoria Baker Investor/Media Inquiries 703-796-1798

FOR IMMEDIATE RELEASE

THURSDAY, NOVEMBER 29, 2007

DuPont Fabros Technology, Inc. To Present at UBS 35th Annual Global Media & Communications Conference

WASHINGTON, DC – Nov. 29, 2007 — DuPont Fabros Technology, Inc. (NYSE: DFT) announced today that Hossein Fateh, President and Chief Executive Officer, will present remarks at the UBS 35th Annual Global Media & Communications Conference in New York City on Monday, December 3, 2007 at 3:30 p.m. Eastern Time.

A live audio webcast of the presentation may be accessed at www.ibb.ubs.com. To access the webcast click on the Conferences icon in the center right of the page and then the link for Webcast next to Global Media & Communications Conference heading. A replay of the webcast will be available three hours after the live presentation and archived until January 6, 2008. Alternatively, the web cast can be accessed via the DuPont Fabros Technology website at www.dft.com within the Investor Relations Section (Press & Market Data). Viewers are encouraged to log on approximately 15 minutes prior to the presentation to register and download any necessary software.

About DuPont Fabros Technology, Inc.

DuPont Fabros Technology, Inc. (NYSE: DFT) is a leading owner, developer, operator and manager of wholesale data centers and a real estate investment trust (REIT). The Company’s data centers are highly specialized, secure facilities used primarily by national and international technology companies to house, power and cool the computer servers that support many of their most critical business processes. DuPont Fabros Technology is headquartered in Washington, DC.

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